Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this prospectus constituting a part of this Registration Statement on Form S-8 of our report dated July 13, 2021 (which includes an explanatory paragraph relating to BM Technologies, Inc. (f/k/a Megalith Financial Acquisition Corp.) ability to continue as a going concern), relating to the consolidated financial statements of BM Technologies, Inc. (f/k/a Megalith Financial Acquisition Corp.) and to the reference to our Firm under the caption “Experts” in the prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
September 29, 2021